HELMERICH & PAYNE, INC.

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

1437 South Boulder Avenue, Suite 1400

Tulsa, Oklahoma 74119

February 13, 2019

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7010

Re:                             Request for Acceleration of Effectiveness

Helmerich & Payne, Inc.

Registration Statement on Form S-4

Filed January 29, 2019

File No. 333-229398

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Helmerich & Payne, Inc. and Helmerich & Payne International Drilling Co. hereby request that the effectiveness of the Registration Statement on Form S-4 (File No. 333-229398) (the “Registration Statement”) be accelerated so that the Registration Statement will become effective on February 15, 2019, at 4:00 p.m. Eastern time, or as soon thereafter as practicable.

[Signatures on following page]

Very truly yours,

HELMERICH & PAYNE, INC.

By:	/s/ Debra R. Stockton
Name: Debra R. Stockton
Title: General Counsel and Corporate Secretary

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

By:	/s/ Debra R. Stockton
Name: Debra R. Stockton
Title: Secretary

cc:                                David L. Emmons

Jeremy L. Moore

Baker Botts L.L.P.